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                                                                      EXHIBIT 21

                               ROCK-TENN COMPANY

                       SUBSIDIARIES OF ROCK-TENN COMPANY

1. Rock-Tenn Company, Mill Division, Inc.
2. Dominion Paperboard Products, Ltd.
3. Rock-Tenn Company of Texas
4. Rock-Tenn Converting Company
5. Rock-Tenn Company of Arkansas
6. Ling Industries Inc.
7. Rock-Tenn Company of California, Inc.
8. Rock-Tenn Company of Illinois, Inc.
9. Concord Industries, Inc.